FIFTH AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective June 28, 2021 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of Delaware and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (the “Fund”).

WHEREAS, the Adviser, Sub-adviser and Fund are parties to the Sub-Advisory Agreement, dated December 5, 2013, as amended on January 4, 2018, May 17, 2018, January 1, 2020, and April 29, 2020 (the “Agreement”); and

WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule A is deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein.

2. Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

3. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Kelly B. New

Name:	Kelly B. New

Title:	Treasurer

GREAT-WEST FUNDS, INC.

By:	/s/ Jonathan D. Kreider

Name:	Jonathan D. Kreider

Title:	President & Chief Executive Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Marci Green

Name:	Marci Green

Title:	Managing Director

Schedule A – Portfolios

Great-West Mid Cap Value Fund

Great-West Inflation-Protected Securities Fund

Great-West Core Strategies: Inflation Protected Securities Fund

Great-West Core Bond Fund

Schedule B – Fees

Fund	Sub-advisory Fee
Great-West Mid Cap Value Fund

0.38% of the average daily net asset value on assets up to and including $100 million, 0.34% of the average daily net asset value on the next $600 million, 0.30% of the average daily net asset value on the balance of assets over $700 million

Great-West Inflation-Protected Securities Fund

0.12% of the average daily net asset value on assets up to and including $100 million, 0.09% of the average daily net asset value on the next $400 million, 0.08% of the average daily net asset value on the balance of assets over $500 million.

Great-West Core Strategies: Inflation Protected Securities Fund

0.12% of the average daily net asset value on assets up to and including $100 million, 0.09% of the average daily net asset value on the next $400 million, 0.08% of the average daily net asset value on the balance of assets over $500 million.

Great-West Core Bond Fund

0.14% of the average daily net asset value on Fund Account assets up to and including $100 million, 0.11% on the average daily net asset value on Fund Account assets on the next $150 million, 0.10% of the average daily net asset value on Fund Account assets over $250 million.